Exhibit 10.5

NILE THERAPEUTICS, INC.

AMENDMENT OF INCENTIVE STOCK OPTION AGREEMENT

THIS AMENDMENT OF INCENTIVE STOCK OPTION AGREEMENT (this “Amendment”) is entered into as of this 4th day of March, 2008 (the “Effective Date”), between Daron Evans (“Optionee”) and Nile Therapeutics, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Optionee was granted an option to purchase up to two hundred eighty eight thousand four hundred fifty eight (288,458) shares of the Company’s common stock on September 17, 2007 pursuant to the Company’s 2005 Stock Option Plan (the “Stock Option”).

WHEREAS, the incentive stock option agreement evidencing the Stock Option (the “Option Agreement”) provides that the Stock Option shall be exercisable and shall vest on the first anniversary of the date of that certain Employment Agreement (the “Employment Agreement”), dated as of January 19, 2007 and amended August 28, 2007, between the Optionee and the Company, and each of the next two (2) successive anniversaries of such date, upon the certification by the Board of Directors of the Company or Compensation Committee thereof of the achievement of certain annual corporate and individual milestones in certain amounts based on a “Stretch” and “Realistic” metrics.

WHEREAS, in light of continuously changing business conditions and objectives, and in order to give the Board of Directors and the Compensation Committee (A) the flexibility to set and modify goals and (B) the ability vest up to thirty three and one third percent (33.33%) of the performance-based stock options in any year, or pro rata portion thereof for a period less than a full year, the Optionee and the Company desire to amend the Option Agreement as set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereby agree that the Option Agreement shall be amended effective as of the Effective Date to the extent necessary give effect to this Amendment as follows:

1. Vesting. Section 3 of the Option Agreement shall be replaced in its entirety with the following language:

“The Option shall be exercisable only to the extent that all, or any portion thereof, has vested in the Employee. Except as provided herein in paragraph 4, the Board of Directors or Compensation Committee may vest up to thirty three and one third percent (33.33%) of the Option as a bonus to the Employee, or a pro rata portion thereof for any period of less than a full year. The Board of Directors of the Company or Compensation Committee will be guided in part in the determination of the number of Options to vest by the achievement or non-achievement of the Performance Milestones (as defined below). In the event that the Board of Directors or Compensation Committee does not vest the maximum amount of Options for any particular year, or pro rata portion thereof for any period of less than a full year, the number of Options that could have been vested for such year, or a pro rata portion thereof for any period of less than a full year, but remain unvested following the determination of the Board of Directors or the Compensation Committee shall immediately terminate with respect to any then unvested Options. For the purposes of this Section 3, “Performance Milestones” shall mean those certain annual corporate and individual milestones for a specified year beginning on January 19, 2007, or a prorated portion thereof for any period of less a full year, which are determined and may be modified by the Board of Directors or Compensation Committee and delivered to Employee in writing.”

2. Continuation of Other Terms. Except as set forth herein, all other terms and conditions of the Option Agreement shall remain in full force and effect.

3. Complete Agreement. This Amendment and the Option Agreement together constitute the entire agreement between Optionee and the Company with respect to the Stock Option and they are the complete, final and exclusive embodiment of their agreement with regard to this subject matter. This Amendment is entered into without reliance on any promise or representation other than those expressly contained herein.

4. Further Assurances. The Optionee agrees to promptly take, or cause to be taken and to do, or cause to be done, acts (including signing all documents, agreement or instruments) necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as reasonably requested by the Company or any affiliate thereof.

5. Applicable Law. This Amendment shall be governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

NILE THERAPEUTICS, INC.

By:	/s/ Peter Strumph
Name:	Peter Strumph
Title	Chief Executive Officer

OPTIONEE

/s/ Daron Evans
Daron Evans

3